Exhibit 99.4
Explanation of Non-GAAP Measures
The information provided in this Form 8-K and exhibits includes measures which are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP").
We present certain information on our loan receivables that have been adjusted to exclude amounts related to portfolio sales in the second quarter of 2022, which we refer to as "Core" financial measures, in this Form 8-K and exhibits. These Core financial measures are not measures presented in accordance with GAAP. We believe the presentation of certain Core financial measures is a more meaningful measure to investors of the Company's ongoing credit programs. The reconciliation of these Core financial measures to the comparable GAAP component is included in Exhibit 99.3.
In addition, we also present certain capital measures in this Form 8-K and exhibits. Our “fully-phased Tier 1 Capital and Credit Loss Reserve Ratio” is not required by regulators to be disclosed, and therefore is considered a non-GAAP measure. We believe this ratio is a useful measure to investors as it provides a meaningful measure of what the Company’s total loss absorption capacity would be if the transitional rules currently in effect, which permit the temporary deferral of the regulatory capital effects of CECL, were no longer available for us to apply.
We also present a measure we refer to as “tangible common equity” in this Form 8-K and exhibits. Tangible common equity itself is not a measure presented in accordance with GAAP. We believe tangible common equity is a more meaningful measure to investors of the net asset value of the Company.
The reconciliations of these capital and equity related non-GAAP measures to the applicable comparable GAAP financial measures are included in the detailed financial tables included in Exhibit 99.2.
Within Exhibit 99.3 we present certain historical financial information for 2009 on a "managed" basis. These metrics presented on a managed basis are non-GAAP measures. A reconciliation of the corresponding GAAP financial metrics to the financial information presented on a managed basis is included in the appendix of Exhibit 99.3.